EXHIBIT 10.2

FFE TRANSPORATION SERVICES, INC.
AMENDED 2005 EXECUTIVE CASH BONUS PLAN

This Executive Bonus and Restricted Stock Plan (hereafter this “Plan”), dated as of January 1, 2005 (the “Effective Date”), is hereby amended as of July 1, 2010 by FFE Transportation Services, Inc., a Delaware corporation (“FFE”) which is a wholly-owned subsidiary of  Frozen Food Express Industries, Inc. (“Industries”), a Texas corporation, for the benefit of certain officers of FFE.

PURPOSE

FFE has established this Plan for the benefit of specified officers of FFE in order to enhance the benefits to the covered officers, allow the officers to share in the growth of FFE through the appreciation in the value of the common stock of Industries, and to provide the officers with greater incentive to promote the grown of Industries’ shareholder value.  The purpose of the Plan is to align the financial interests of key officers of FFE with those of Industries’ shareholders through the use of awards, payable in the common stock of Industries, upon the attainment of predetermined performance goals.

TERMS

1.   DEFINITION.  For the purposes of this Plan, the following terms shall have the meanings set forth below:

(a)   The term “Committee” shall mean a committee of the Board of Directors of Industries, which shall consist of not less than two persons who are “Non-Employee Directors” as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 and who meet such additional criteria as the Board of Directors of Industries shall determine so that any incentive bonuses paid pursuant to this Plan shall be exempt from the limitation set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended.

(b)   The term “Compensation” shall mean a Participant’s base compensation (as determined by the Committee) for the specified period and shall exclude any non-recurring compensation such as bonus payments.

(c)   The term pre-tax income shall mean total revenues less total operating expenses including bonus compensation calculated herein, interest income, gains (losses) from the sale of equipment and other non-operating expenses for Frozen Food Express Industries, Inc. Pre-tax income may be adjusted by the Committee for such specific items, if any, that the Committee in its sole discretion deems appropriate.

(d)   The term “Participant” shall mean each officer of FFE, including without limitation, any officer of Industries that is an officer of FFE, whose name is set forth on Exhibit A.

2.   DETERMINATION OF BONUS.  With respect to each fiscal year commencing with fiscal year 2005, each Participant shall be entitled to an incentive bonus (“Bonus”) calculated pursuant to a formula determined on the basis of such Participant’s pre-tax income targets and specified percentages of such Participant’s Compensation, if the Committee certifies that the applicable target has been obtained.  The targets and percentages for all Participants are shown on Exhibit A attached to this Plan.  On or before the last day of any fiscal year, the Committee may, in its sole discretion, redetermine who will be a Participant (provided that such person must be an officer of FFE) for the subsequent fiscal year and the pre-tax targets and percentages to be used to calculate the Participants’ Bonuses for the subsequent fiscal year by amending Exhibit A attached to this Plan.

3.   PAYMENT OF BONUS.

(a)   Each Participant’s Bonus for any fiscal year shall be paid by FFE to such Participant as soon as practicable after the consolidated financial statements of Industries for such fiscal year have been prepared, and in any event, no later than 2 ½ months after the end of the fiscal year.

(b)   If the specified bonus percentage for a Participant’s pre-tax income for any fiscal year is a negative number, no award for the fiscal year will be made.

               4.   NO FIDUCIARY RELATIONSHIP.  The Boards of Directors and the officers of FFE, Industries and Inc. shall have no duty to manage or operate in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of their respective best interest.  This Plan shall not be construed to create a fiduciary relationship between such Boards or the officers of FEE, Industries or Inc. and the Participant.

5.   GOVERNING LAW.  This Plan shall be governed by and construed in accordance with the laws of the State of Texas.

6.   NO EMPLOYMENT GUARANTEE.  Nothing in this Plan shall be construed as an employment contract or a guarantee of continued employment.  The rights of any Participant shall only be those as are expressly set forth in this Plan.

                7.   ADMINISTRATION.  The Committee shall administer this Plan and shall have the authority, in its sole and absolute discretion, (a) to adopt, amend and rescind administrative and interpretative rules and regulations relating to the Plan, (b) to determine the Participants and the terms under which they may participate in this Plan, (c) to make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate.

8.   TAXES.  FFE shall be entitled to deduct from amounts payable hereunder any sums required by federal, state, or local tax law to be withheld with respect to such payments.

                9.   AMENDMENT.  In addition to the amendments to this Plan contemplated by Section 2, the Board of Directors may amend or terminate this Plan in its sole discretion.

10.   GENERAL CREDITOR STATUS.  The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of FFE with respect to any rights derived from the existence of this Plan and shall receive only FFE’s unfunded and unsecured promise to pay benefits under this Plan.

11.   CAPTIONS.  The captions in this Plan are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Plan or any of the provisions hereof.

12.   SEVERABILITY.  If any provision of this Plan is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and shall not invalidate the remaining provisions of this Plan, and the remaining provisions of this Plan shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Plan.

13.   COSTS.  All expenses and costs incurred in connection with the operation of this Plan shall be borne by FFE.

 IN WITNESS WHEREOF, Frozen Food Express Industries, Inc., acting by and through its officer hereunto duly authorized, has executed this instrument, this the 18 th day of August, 2010.

FROZEN FOOD EXPRESS INDUSTRIES, INC.
By: /s/ Stoney M. Stubbs Jr.
Name: Stoney M. Stubbs Jr
Date: 8/18/10

EXHIBIT  A

INCENTIVE CASH BONUS CALCULATION

Participants:   S. Russell Stubbs, President, John Hickerson, COO and John R. McManama, CFO

Pre-tax Income and Bonus Percentages Applicable to all Participants:

	Participant's
	Percentage Payout
Pre-tax Income	Pres	COO	CFO
$0	58.3%	50.0%	41.7%
$1,000,0000	70.0%	60.0%	50.0%
$2,000,0000	81.7%	70.0%	58.3%
$3,000,0000	93.3%	80.0%	66.7%
$4,000,0000	105.0%	90.0%	75.0%
$5,000,0000	116.7%	100.0%	83.3%
$6,000,0000 or greater	128.3%	110.0%	91.7%

The participant’s earned bonus percentage shall be extrapolated between the established target levels.